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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000


                                       Second Quarter   Second Quarter   Year-to-Date     Year-to-Date
                                         June 30,          June 30,         June 30,         June 30,
BASIC                                     2001              2000             2001             2000
                                        __________        __________       __________      ___________

Earnings:
    Income applicable to common
      stock                            $447,379         $756,154       $1,212,263       $1,266,363

                                      ==========       ==========       ==========      ============
Shares:
    Weighted average number of
      common shares outstanding       2,514,972        2,500,019        2,503,647        2,485,285

                                      ==========       ==========       ==========      ============
Earnings per common share:
    Income applicable to common
      stock                               $0.18            $0.30            $0.48            $0.51

                                      ==========       ==========       ==========      ============
DILUTED

Earnings:
    Net income                         $469,837         $791,559       $1,265,014       $1,339,827
                                      ==========       ==========       ==========      ============
Weighted average number of
    common shares outstanding         2,514,972        2,500,019        2,503,647        2,485,285

    Assuming exercise of options,
      reduced by the number of
      shares which could have been
      purchased with the proceeds
      from exercise of such options
      at the average issue price         49,739           28,342           45,560           32,851

    Assuming conversion of preferred
      stock at a conversion rate of
      1 to 2                            355,743          440,490          367,695          446,294
                                      __________       __________       __________      ___________
    Weighted average number of
      common shares outstanding,
      as adjusted                     2,920,454        2,968,851        2,916,902        2,964,430
                                      ==========       ==========       ==========      ============

Fully diluted earnings per common
  share                                    $0.16            $0.27            $0.43            $0.45
                                      ==========       ==========       ==========      ============


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